Exhibit 107

Calculation of Filing Fee Tables

Form S-3ASR

(Form Type)

PERMIAN RESOURCES CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity(1)	Class A Common Stock, par value $0.0001 per share	Rule 456(b) and 457(r)	—(2)	—	—	—(3)	—(3)	—	—	—	—

	Equity(1)	Preferred Stock, par value $0.0001 per share	Rule 456(b) and 457(r)	—	—	—	—(3)	—(3)	—	—	—	—

	Other(1)	Warrants	Rule 456(b) and 457(r)	—(4)	—	—	—(3)	—(3)	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—

	Total Offering Amounts							—

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fees Due							—

(1)

There is being registered hereunder such indeterminate number or amount of Class A common stock, preferred stock and warrants as may from time to time be issued by Permian Resources Corporation (“Permian Resources”), as applicable, at indeterminate prices and as may be issuable upon conversion, redemption, exchange, exercise or settlement of any securities registered hereunder, including pursuant to the exercise of any warrants previously issued by Permian Resources and under any applicable antidilution provisions.

(2)	Includes rights to acquire Class A common stock or preferred stock of Permian Resources under any shareholder rights plan then in effect, if applicable, under the terms of any such plan.

(3)

In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, Permian Resources is deferring payment of all of the registration fee and will pay the registration fee on a “pay-as-you-go” basis. Permian Resources will calculate the registration fee applicable to an offer of securities pursuant to this registration statement based on the fee payment rate in effect on the date of such fee payment.

(4)	Includes warrants for the purchase of shares of Class A common stock or preferred stock.

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